Exhibit 99.8

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents (i) to be named as a person about to become a director of Mercury New Holdco, Inc., a Virginia Corporation, in the Registration Statement on Form S-4 filed by Mercury New Holdco, Inc., and any amendments (including any post-effective amendments) thereto (the “Form S-4”), with the Securities and Exchange Commission, (ii) to the inclusion of the disclosure under the caption “Management of New Media General” in the Form S-4 and (iii) to the filing of this consent as an exhibit to the Form S-4.

/s/ Vincent L. Sadusky
Vincent L. Sadusky

May 9, 2014